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                                                                   Exhibit 10.37


                               SECOND AMENDMENT TO
                         EXECUTIVE EMPLOYMENT AGREEMENT


         THIS SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of this 21st day of May, 2000, by and between Waterlink, Inc., a Delaware corporation (the "Company"), and T. Scott King ("Executive").

                              W I T N E S S E T H :

         WHEREAS, the Company and Executive entered into an Executive Employment Agreement, dated as of May 21, 1998, as amended as of January 20, 2000 (the "Employment Agreement"); and

         WHEREAS, the Company and Executive desire to amend the Employment Agreement, as provided below;

         NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

         1. CHANGE OF CONTROL BONUS. The Employment Agreement shall be amended by adding the following Section immediately following Section 4.5:

                  4.6 CHANGE OF CONTROL BONUS. (a) In the event that Executive is still employed by the Company at the time of a Change in Control (the "Change in Control Date"), the Company shall pay to Executive as an additional bonus (the "Change of Control Bonus") (a) a lump sum amount equal to the product of (A) the sum of (1) the Base Salary in effect as of the Change in Control Date and (2) the Bonus Payment, and
         (B) two (2), and (b) the sum of two hundred fifty thousand dollars ($250,000), such payments being referred to as the "Change in Control Payment"). All payments under this Section 4.6 shall be made on the Change in Control Date. In addition, if the receipt of the lump sum pursuant to the foregoing sentence would cause Executive to pay federal income tax for the year of receipt at a higher marginal rate than Executive would have paid for such year had there not been a Change in Control (the "Original Marginal Amount"), Executive shall receive an additional amount such that the amount retained by Executive after the payment of federal income taxes on such lump sum shall be the same as if such lump sum had been taxed at the Original Marginal Rate. Executive shall not be required to mitigate the amount of compensation payable to Executive hereunder, by securing other employment or otherwise, nor will such compensation be reduced by reason of Executive securing other employment or for any other reason.

                  (b) In the event that Executive becomes entitled to the Change in Control Payment provided for in Section 4.6(a), if any of the Change in Control



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         Payment will be subject to the tax (the "Excise Tax,") imposed by
         Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to Executive at the time specified below, an additional amount (the "Gross- Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Change in Control Payment and any federal, state and local income tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Change in Control Payment. For purposes of determining whether any of the Change in Control Payment will be subject to the Excise Tax and the amount of such Excise Tax, (x) any other payments or benefits received or to be received by Executive in connection with a Change in Control of the Company (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person having such a relationship with the Company or such person as to require attribution of stock ownership between the parties under section 318(a) of the Code) shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(l) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code,
         (y) the amount of the Change in Control Payment which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Change in Control Payment or (B) the amount of excess parachute payments within the meaning of Sections 280G(b)(1) and
         (4) (after applying clause (x), above, and after deducting any excess parachute payments in respect of which payments have been made under this Section 4.6(b)), and (z) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive's residence upon the Change in Control Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of the Change in Control, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in section 1274(b) (2) (B) of the Code. In the event that the Excise Tax is determined to




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         exceed the amount taken into account hereunder at the Change in Control including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

                  (c) For purposes of this Agreement, a "Change in Control" of the Company shall mean (i) the acquisition of beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) , directly or indirectly, by any "person" (as such term is used in Sections 13(d) and 14 (d) of the Exchange
         Act), other than the Company or Executive or an entity directly or indirectly controlled by Executive, of securities of the Company representing a majority or more of the combined voting power of the Company's then outstanding securities, (ii) the failure, for any reason, of the individuals who presently constitute the Board of Directors (the "Incumbent Board") to constitute at least a majority thereof, provided that any director whose election has been approved in advance by directors representing at least two-thirds (2/3) of the directors comprising the Incumbent Board or by Executive shall be considered, for these purposes, as though such director were a member of the Incumbent Board, (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, and such merger or consolidation occurs; or
         (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

                  (d) In the event of a Change in Control, Executive hereby agrees that he will be receptive to a request by (i) the person referred to in Section 4.6(c)(i), or (ii) the Company or its successor, as the case may be, to remain with the Company or its successor during an appropriate short-term transition period following the Change in Control either under the terms of this Agreement or another agreement, all as negotiated in good faith by the Company or its successor and Executive, it being agreed that reaching such agreement is not a condition to receipt by Executive of payments under this Section 4.6.




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         2. BONUS PAYMENT.

         (i) Section 8.1 of the Employment Agreement shall be amended by deleting the phrase ", other than any Bonus Payment that is not then determined, which shall be paid when such Bonus Payment under Section
         4.2 would otherwise have been due" from the penultimate sentence thereof; and

         (ii)     Section 8.2 of the Employment Agreement shall be amended by:

                  (A) deleting the phrase ", other than any Bonus Payment that is not then determined, which shall be paid when such Bonus Payment under Section 4.2 would otherwise have been due" from the first sentence thereof, and

                  (B) by deleting the last sentence thereof and inserting the following in lieu thereof:

                           The "Bonus Payment" shall mean a payment in an amount equal to the then current Base Salary.

         3. IMPROPER TERMINATION; GOOD REASON. Section 8.4 of the Employment Agreement shall be amended by deleting that Section in its entirety and inserting the following in lieu thereof:

         8.4      IMPROPER TERMINATION; GOOD REASON.

                  (a) In the event that there has not been a Change in Control Payment made pursuant to Section 4.6 above, then if (x) in breach of this Agreement, the Company shall terminate Executive's employment other than pursuant to Section 7.3 (it being understood that a purported termination pursuant to Section 7.3 which is disputed and finally determined not to have been proper shall be a termination by the Company in breach of this Agreement) or (y) Executive shall terminate his employment for Good Reason, then

                                  (i) The Company shall pay Executive his full
                           Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, as well as all accrued bonus compensation through the Date of Termination; plus

                                 (ii) In lieu of all other salary and incentive
                           compensation payments which Executive would have earned under this Agreement but for his termination, the Company shall pay to Executive, as liquidated damages, an amount equal to the product



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                           of (A) the sum of (1) the Base Salary in effect as of
                           the Date of Termination and (2) the Bonus Payment, and (B) two (2), such amounts to be payable to Executive in forty-eight (48) equal semi- monthly installments on the fifteenth and last day of each month, commencing on the fifteenth day of the month following the month in which the Date of Termination occurs other than any Bonus Payment that is not then determined, which shall be paid in equal installments over the balance of such forty-eight (48)
                           installments commencing no later than ninety (90) days after the end of the fiscal year in which Executive's employment is terminated. If the Company fails to make, within five (5) days of the dates specified above, any two (2) payments required to be made pursuant to this Section 8.4(a)(i) or (ii), the Company shall pay to Executive, within ten (10) days of the date of such second failure, in a lump sum, an amount equal to the sum of the remaining payments (including any payments that the Company failed to make) to which Executive would have been entitled pursuant to Section 8.4(a)(i) and (ii) if such failures had not occurred.

                  (b) If Executive terminates his employment under this Agreement for Good Reason, the Company shall pay all other damages for any and all loss of benefits which Executive would have received under the Company's employee benefit plans if the Company had not breached this Agreement and had Executive's employment continued for the full Term as then in effect (including, without limitation, benefits Executive would have been entitled to receive pursuant to any of the Company's pension, profit sharing and other deferred compensation plans had his employment continued for such Term at the rate of compensation specified herein), and including all legal fees and expenses incurred by him as a result of such termination and in enforcing his rights.

         4. CONTINUED MAINTENANCE OF BENEFIT PLANS. Section 8.5 of the Employment Agreement shall be amended by deleting the reference in the first sentence to "one and one-half (1 1/2) years" and inserting "two (2) years" in lieu thereof.


         5. NON-COMPETITION. Section 11.2 of the Employment Agreement shall be amended by deleting the Section in its entirety and inserting the following in lieu thereof:

                  11.2 Executive agrees that for a period commencing on the Date of Termination and concluding upon the earlier to occur of (a) twenty-four (24) months after such Date of Termination and (b) the date subsequent to such Date of Termination upon which the Company is in material breach of any material provision of this Agreement (provided that Executive notifies the Company in writing of such breach and the Company does not cure such breach within ten (10)




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         days of the receipt of such notice from Executive), Executive shall not own operate, control or participate in the ownership, management, manage operation or control, or be employed by or connected in any manner in the "Territory" (as defined below) with, any business, firm or corporation which is engaged in or competes with the business of the Company, its subsidiaries, affiliates or division as such business is constituted on the Date of Termination. The Territory shall mean any country in the world in which the Company or any of its subsidiaries maintains offices or manufacturing facilities or has employees at the Date of Termination, it being acknowledged that the Company's business is and is intended to continue to be international in nature.

         6. NO OTHER AMENDMENTS. Other than as expressly stated herein, the Employment Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

                                       WATERLINK, INC.

                                       By: /s/Robert Pinkas
                                       ---------------------------------
                                       Name: Robert Pinkas
                                       Title:    Chairman of the Board

                                       /s/T. Scott King
                                       ---------------------------------
                                         T. Scott King







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